Exhibit 99.1

Antigenics Reports Fourth Quarter and Year-End 2007 Financial Results

NEW YORK--(BUSINESS WIRE)--Antigenics Inc. (NASDAQ: AGEN) reported results today for the three months and year ended December 31, 2007. For the three months ended December 31, 2007, the company incurred a net loss attributable to common stockholders of $7.7 million, or $0.16 per share, basic and diluted, compared with a net loss attributable to common stockholders of $11.7 million, or $0.26 per share, basic and diluted, for the same period in 2006. For the year ended December 31, 2007, Antigenics incurred a net loss attributable to common stockholders of $37.6 million, or $0.81 per share, basic and diluted, compared with a net loss attributable to common stockholders of $52.7 million, or $1.15 per share, basic and diluted, for the same period in 2006.

The company’s net cash burn (cash used in operating activities plus capital expenditures, debt repayments and dividend payments) for the year ended December 31, 2007 was $27.5 million, which represented a reduction of approximately 45% from the net cash burn of $50.1 million for the year ended December 31, 2006.

Antigenics recorded revenues for the year ended December 31, 2007 of $5.6 million compared with $0.7 million in 2006, an eight-fold increase.

The 2007 results reflect, among other factors, the company’s efforts to control costs and its cash burn, and the advancement in the clinical development of vaccines containing Antigenics’ QS-21 Stimulon® adjuvant by Antigenics’ licensees. Cash, cash equivalents and short-term investments amounted to $18.7 million as of December 31, 2007. Subsequent to the end of the year, Antigenics raised $26.1 million in a private placement of common stock and warrants, resulting in a year-end pro forma cash balance of $44.8 million.

“We are looking forward to the progress of our product portfolio this year,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “In 2007, we filed a marketing application for Oncophage in Russia, and have worked to identify many of the key determinants for a successful potential launch in that territory. Separately, we have been exploring regulatory pathways for potential filings of marketing applications in other geographies, such as Canada and Europe. We are excited about the prospect of introducing a new generation of anti-cancer treatment for patients with non-metastatic renal cell carcinoma in Russia. Many of these patients currently have no treatment options post-surgery.”

Corporate Update

Oncophage® (vitespen)

  In May 2007, at the Annual Meeting of the American Urological Association, Antigenics presented updated results based on its continued data collection from the Phase 3 trial of Oncophage (C-100-12) in patients with nonmetastatic renal cell carcinoma (RCC). These updated results showed that the advantage in the Oncophage arm persisted or improved in comparison with the first analysis of the data. In summary, there was an improvement in recurrence-free survival in the Oncophage arm versus the observation arm of approximately 45 percent (P < 0.01; hazard ratio = 0.55) in the intermediate-risk patient population (n = 362). A trend toward improved overall survival (not statistically significant) was also observed in the intermediate-risk subset.
  In the second half of 2007, Antigenics met with urology and oncology key opinion leaders from Europe, Russia, Canada and the United States to discuss the updated results from the C-100-12 RCC trial. Overall, the feedback received was very positive, and has encouraged the company to explore regulatory pathways for potential filings of marketing applications in ex-US territories.
  In June 2007, a marketing authorization application for Oncophage in the intermediate-risk patient population was filed in Russia, where review of the application continues.
  Pre-launch activities are ongoing to prepare for potential commercialization of Oncophage in Russia in mid-2008.
  A meeting with the European Medicines Agency (EMEA) is scheduled for the first quarter of 2008. Antigenics plans to discuss with the EMEA the potential filing of a marketing authorization application for conditional authorization of Oncophage.
  Antigenics has initiated a survival registry to follow approximately 500 patients from the Phase 3 kidney cancer study. Initial data are expected by the end of 2008.
  Results from a Phase 3 study of Oncophage in metastatic melanoma were recently published in the Journal of Clinical Oncology. The published data showed that patients receiving at least 10 doses of Oncophage had improved median survival of approximately 18.4 months versus patients who received physician's choice of treatment.
  A white paper written by a group of prominent oncologists, including investigators from Antigenics’ Phase 3 study in kidney cancer and regulatory experts, was recently published in Cancer (Stebbing et al. Cancer. 2008 Jan 18. [Epub ahead of print]). The paper proposes three regulatory mechanisms for accelerated development and approval of therapeutic cancer vaccines in earlier stages of disease.
  A Phase 2 investigator-sponsored study of Oncophage in recurrent glioma being conducted at the University of California, San Francisco is ongoing. Updated data from the Phase 1 study showed that 11 out of 12 patients exceeded the historical benchmark of 6.5 months of survival from time of recurrence. The Phase 1 study also showed that all 12 treated patients demonstrated a significant and specific immune response after vaccination with Oncophage (P < 0.001).

QS-21 Stimulon® Adjuvant

  Significant progress was made in 2007 by Antigenics’ QS-21 licensees in the development of vaccines containing QS-21. There are now 16 QS-21-containing vaccines in clinical development – two in Phase 3, 10 in Phase 2, and four in Phase 1. Antigenics’ QS-21 licensees include GlaxoSmithKline (GSK), Elan and Acambis.
  Acambis recently announced the results of a Phase 1 study of its ACAM-FLU-ATM influenza vaccine, which contains QS-21. The greatest immune response was seen in the ACAM-FLU-A plus QS-21 adjuvant arm, in which 90 percent of subjects generated virus-specific antibodies following immunization. Based on these results, Acambis exercised its option for a commercial license for QS-21.
  Other significant advancements in 2007 included the initiation of a Phase 3 trial of GSK’s MAGE-A3 Antigen-Specific Cancer Immunotherapeutic in non-small cell lung cancer and the initiation of the Phase 2 study of Elan’s Alzheimer’s disease vaccine.
  A recent publication in Vaccine (Vandepapaliere et al. Vaccine. 2008 Jan 14. [Epub ahead of print]) described a randomized, placebo-controlled clinical study that compared four adjuvant systems, three of which contained QS-21, in combination with recombinant hepatitis B surface antigen. High levels of antibodies were induced by all four adjuvant systems, while the strongest cellular immune responses were observed in the three adjuvant systems containing QS-21.

Phase 1 Programs

  Phase 1 trials are ongoing for Aroplatin, in solid tumors and B cell lymphomas, and AG-707, in genital herpes.
  Immunology data is expected from the AG-707 study in the first half of 2008. The results will guide the company’s future development and/or partnering strategy for the program.

Corporate

  In January, Antigenics raised $26.1 million through a private placement of common stock and warrants to various institutional investors, including Invus Public Equities, LP and Oracle Investment Management, Inc. Garo Armen, Antigenics’ chairman and CEO, invested $5.1 million in the placement, individually and through an investment company that he controls.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 35347193. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on March 6, 2008. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 35347193. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in 16 clinical stage vaccines. For more information, please visit antigenics.com.

This press release contains forward-looking statements, including without limitation, statements regarding the development of products containing QS-21 by the company’s collaborative partners and licensees; the current and future development and commercialization activities and timelines for Oncophage, including potential meetings with regulatory authorities and the potential for marketing approval or conditional approval of Oncophage in certain jurisdictions such as Russian and Europe; and the company’s Phase 1 clinical programs involving Aroplatin and AG-707 and their potential development paths. These risks and uncertainties include, among others, the risk of the inability of the company to operate within its targeted burn rate and identify additional means of cost savings; unfavorable data resulting from the analysis of its and/or its licensees’ clinical trials; retention of key employees; clinical trial enrollment; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; timely and successful development of QS-21 manufacturing capabilities; timing and successful implementation of a product launch strategy in Russia if Oncophage is approved for commercialization in that territory; and the Risk Factors described in the company’s Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Revenue	$893	$320	$5,552	$692

Operating expenses:
Research and development	3,643	6,015	21,789	28,643
General and administrative	3,730	5,265	17,041	21,288
Restructuring costs	-	-	-	1,374

Operating loss	(6,480)	(10,960)	(33,278)	(50,613)

Other expense, net	(980)	(577)	(3,517)	(1,268)

Net loss	(7,460)	(11,537)	(36,795)	(51,881)

Dividends on Series A convertible preferred stock	(197)	(197)	(790)	(790)

Net loss attributable to common stockholders	$(7,657)	$(11,734)	$(37,585)	$(52,671)

Per common share data, basic and diluted:

Net loss attributable to common stockholders	$(0.16)	$(0.26)	$(0.81)	$(1.15)

Weighted average number of common shares outstanding, basic and diluted	47,655	45,868	46,512	45,809
Condensed Consolidated Balance Sheets Data
(in thousands)
(unaudited)

	December 31, 2007	December 31, 2006

Cash, cash equivalents and short-term investments	$18,679	$40,095
Total assets	44,537	72,952
Total stockholders' deficit	(47,060)	(17,393)

CONTACT:
Investor Relations
Robert Anstey, 800-962-2436
ir@antigenics.com
OR
Corporate Communications
Sunny Uberoi, 212-994-8206
suberoi@antigenics.com